Exhibit 99.1

Xponential Fitness Appoints Brenda Morris as Interim CEO

Board of Directors Removes Anthony Geisler from CEO Duties, Discloses Investigation, and Reaffirms Guidance

IRVINE, Calif., May 10, 2024 – Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), today announced that the Company’s Board of Directors has appointed Brenda Morris, an experienced C-Suite executive and member of Xponential’s Board of Directors since 2019, as interim Chief Executive Officer, effective immediately. In connection with Ms. Morris’ appointment as Interim CEO, Chelsea Grayson has been appointed Lead Independent Director of the Board. The Board has removed Anthony Geisler from his duties and suspended him indefinitely as CEO, also effective immediately.

The Company received notice on May 7, 2024 of an investigation by the United States Attorney’s Office for the Central District of California (“USAO”). The Company previously disclosed an investigation by the Securities and Exchange Commission (“SEC”). The Company intends to continue cooperating with the SEC and intends to cooperate with the USAO. The Board has formed a Special Committee of Directors, comprising independent directors Ms. Grayson, Jair Clarke and Jeffrey Lawrence, to investigate these matters.

“The Board has determined that appointing Brenda Morris to serve as Interim CEO is in the best interest of Xponential, its employees, customers, franchisees and shareholders,” said Mark Grabowski, Chairman of Xponential. “Over the last five years, Brenda has been a deeply involved Board member as we have pursued Xponential’s mission to make health and wellness accessible to everyone. The Board and I have every confidence that Brenda will be an excellent leader during this period and we look forward to working alongside her.”

“Since I joined the board in early 2019, I’ve seen firsthand the demand for our boutique health and wellness brands, leading to tremendous growth for Xponential reaching customers all over the world,” said Ms. Morris, Xponential’s Interim CEO. “My focus from day one will be to continue to capitalize on that potential by continuing to enhance our Company’s franchise model, optimize performance in our existing studio base and grow our studio presence. We have a deep and experienced team at Xponential, and together we expect to continue to build on the solid momentum underway.”

The Board has retained a leading executive search firm to assist with CEO succession planning.

Reaffirms 2024 Guidance

The Company notes that it is re-affirming its full-year 2024 guidance previously announced on May 2, 2024, in conjunction with its first quarter 2024 financial results.

About Brenda Morris

Ms. Morris has served on Xponential’s board of directors since May 2019. She has over 35 years of experience in finance, accounting and operations roles concentrated in consumer products, food and beverage, retail and wholesale sectors. Ms. Morris is a Partner at CSuite Financial Partners, an executive services firm, which she joined in November 2015. As a Partner at CSuite, Ms. Morris has served as Interim CEO, COO and CFO for several companies where she executed on successful exits and assisted with the transition of leadership and the next chapters for companies such as DIME Beauty, Little

Sleepies and Killstar.com. Previously, Ms. Morris served as Chief Financial Officer at Apex Parks Group from 2016 to 2019, as Senior Vice President, Finance at Hot Topic, Inc. from 2015 to 2016, and as Chief Financial Officer at 5.11 Tactical from 2013 to 2015.

Ms. Morris currently serves on the boards of directors of Boot Barn Holdings, Inc. and iHerb.com. She served on the board of directors of Ideal Image Development, Inc. from 2020 until 2024 and on the board of directors for Duluth Holdings Inc. (DLTH) from 2015 until 2022. Ms. Morris holds a B.A. from Pacific Lutheran University and an M.B.A. from Seattle University. Ms. Morris holds a NACD Directorship Certification® and NACD Cyber-Risk Oversight Certification®.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is one of the leading global franchisors of boutique health and wellness brands. Through its mission to make health and wellness accessible to everyone, the Company operates a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, strength training, metabolic health, and yoga. In partnership with its franchisees, Xponential offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations throughout the U.S. and internationally, with franchise, master franchise and international expansion agreements in 49 U.S. states and 22 additional countries. Xponential’s portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, the largest assisted stretching brand in the United States offering one-on-one and group stretching services; Row House, the largest franchised indoor rowing brand in the United States; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; Rumble, a boxing-inspired full body workout; BFT, a functional training and strength-based program; and Lindora, a leading provider of medically guided wellness and metabolic health solutions. For more information, please visit the Company’s website at xponential.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the affirmation of previously-issued guidance. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2023, filed by Xponential with the SEC, and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Investors

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Media

Joele Frank, Wilkinson Brimmer Katcher

Andi Rose / Lyle Weston / Maggie Carangelo

media@xponential.com